Exhibit 99.1

Contact: Stephen R. Purtell Senior Vice President Investor Relations, Treasury & Strategy +1-972-595-5180 investors@sftp.com

Six Flags Nominates Denise M. Clark as

Independent Director to Join Board

ARLINGTON, Texas — March 12, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that its Board of Directors (the “Board”) has nominated Denise M. Clark as an independent director to join the Board at its upcoming annual meeting of stockholders. The Board anticipates appointing Ms. Clark to its Audit Committee and its Nominating and Corporate Governance Committee upon her election.

As previously announced, Kurt Cellar and Nancy Krejsa have decided to retire from the Board at the end of their current terms and will not stand for re-election at the company’s 2021 annual meeting of stockholders. Upon conclusion of the annual meeting, the board anticipates that it will consist of seven members.

“We would like to thank Kurt and Nancy for the significant contributions they have made during their more than ten years of dedicated service to Six Flags,” said Selim Bassoul, Non-Executive Chairman of the Board. “The company has undergone a significant transformation during Kurt’s board tenure, and benefited greatly from his thoughtful guidance and leadership. The company has also significantly benefited from Nancy’s expertise and insights during her four years on the Board and the seven previous years she spent as a senior executive with Six Flags, where she was actively involved in re-establishing the company’s strategy, mission, vision, and values.”

“We would also like to welcome Denise to the Six Flags family,“ said Bassoul. “Denise’s nomination comes at an important time for Six Flags. Her extensive background in information technology and business transformation will provide the Board and the company valuable insight and guidance as we execute our transformation agenda and strategic imperatives, and her current and prior board experience lends beneficial corporate governance expertise.”

“I am pleased with the opportunity to join Six Flags’ Board of Directors,” said Clark. “Six Flags has a rich history and an exciting vision to modernize the guest experience and operate as a more efficient company, enabled by technology. I welcome the opportunity to be a part of this next chapter.”

About Denise M. Clark

Clark, 63, has over 20 years of experience in the delivery of enterprise resource planning, digital platforms and innovative business transformation initiatives at multiple consumer goods companies, including The Estée Lauder Companies Inc., Hasbro Inc., Mattel, Inc., Warner Music Group (formerly a division of Time Warner Inc.), and Apple Inc. She currently serves as a director and Chair of the Nominating Committee of United Natural Foods, Inc., and served as a director and Chair of the Compensation Committee of Caesars Entertainment Corporation from 2018 to 2020. Prior to her business career, Denise served 13 years of active duty in the United States Navy. Denise and her wife, Gina, reside in Sonoma, California.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with 26 parks across the United States, Mexico and Canada. For 59 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.